EXHIBIT 23.1

CHILD, VAN WAGONER & BRADSHAW, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1  of our report dated March 3, 2009 (except for Notes 8 and 9 which are dated September 15, 2009), relating to the financial statements of Methes Energies International Ltd. which appears in such Prospectus. We also consent to the reference to us under the heading Experts.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
September 23, 2009

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants